UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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POST PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing May 4, 2016, Post Properties, Inc. sent the following communication to certain shareholders.

Post Properties, Inc.

Annual Meeting of Shareholders

May 25, 2016

Supplemental Information regarding Item 1

Election of Directors

The information below supersedes and replaces the section captioned “Meetings of the Board of Directors” on page 22 of the proxy statement for the 2016 Annual Meeting of Shareholders as filed with the Securities and Exchange Commission on April 12, 2016.

Meetings of the Board of Directors

During 2015, our board of directors held six meetings. Each of our directors attended all of the meetings of the board of directors and committees on which he or she served during 2015, except Mr. de Waal. Due to injuries suffered in an accident in late August 2015, Mr. de Waal was unable to participate in a meeting of the Strategic Planning and Investment Committee in September 2015. Had Mr. de Waal been able to participate in the September 2015 SPIC meeting, he would have attended 80% of all meetings of the Board and committees on which he served during 2015. Since Mr. de Waal’s election to our Board, Mr. de Waal has had an exemplary record of attendance and service to our Board. Over the past ten years, Mr. de Waal has attended more than 93 percent of all meetings of the Board and committees on which he served.

Directors are encouraged, but not required, to attend the annual shareholders meeting. All of our directors attended our 2015 annual shareholders meeting.